Exhibit 10.9

ICx Technologies, Inc.

ICx Technologies, Inc.

1615 M Street NW., [Suite 400]

Washington, DC 20036

www.icxt.com

April 17, 2006

Mr. Daniel L. Manitakos

29 Townsend Farm Road

Boxford, MA 01921

Dear Mr. Manitakos:

ICx Technologies, Inc (“ICx” or the “Company”) is pleased to offer you a position as Senior Vice President, Operations at an annual base salary of $250,000 plus a bonus at the Company’s discretion. The target bonus for the first year shall be equal to $125,000. You shall receive a non-refundable signing bonus of $50,000 upon commencement of your employment, which will be counted as an advance payment of that portion of your first year target bonus. You shall also be granted 100,000 stock options to purchase common stock of the Company (the “Options”). The Options shall have a strike price of $7.50, shall have a four year vesting schedule and shall be subject to such other terms and conditions as set forth in the Company’s 2005 Stock Plan. You shall be entitled to participate in the health insurance and other benefit plans that the Company maintains, for which you are eligible under the terms of such plans. You will receive four weeks of paid vacation and sick days.

The terms of your employment with ICx are subject to any rules and regulations that shall be established by the Company. This offer and your employment at ICx is conditional upon your signing the ICx Technologies, Inc. At Will Employment, Confidential Information, Non-Competition, and Invention Assignment Agreement and is subject to the satisfactory results of a drug test and background verification of your employment and educational background and a background check of any criminal or regulatory charges that may have been filed against you. You will be required, and hereby agree, to sign a consent to such drug test and background verification and check.

Employment with ICx is voluntarily entered into, and an employee is free to resign at will at any time, with or without cause. Similarly. ICx may terminate the employment relationship at will at any time, with or without notice or cause.

If ICx terminates your employment other than for Cause, death or disability, and subject to your continued compliance with the ICx Technologies, Inc. At Will Employment, Confidential Information, Non-Competition, and Invention Assignment Agreement, you will be entitled to receive continuing payments of severance pay (less applicable

ICx Technologies, Inc.

withholding taxes) at a rate equal to (a) during the first twelve months of your employment, your base salary plus a pro-rata allocation of your target bonus or (b) thereafter, your base salary rate at the time of termination, in either case for a period of twelve (12) months from the date of such termination (“Severance Term”), to be paid periodically in accordance with the Company’s normal payroll policies. For this purpose, “Cause” is defined as (i) an act of dishonesty by you in connection with your responsibilities as an employee of the Company, (ii) your conviction of, or plea of nolo contendere to, any felony or misdemeanor involving fraud or dishonesty, (iii) your gross misconduct, or (iv) your continued substantial violations of your employment duties after you have received a written demand for performance from the Company setting forth the Company’s belief that you have not substantially performed your duties. The Company shall, in its sole discretion, have the right to shorten the length of the Severance Term to a period not less than three months, in which case the length of the Noncompete Period, as defined in the ICx Technologies, Inc. At Will Employment, Confidential Information, Non-Competition, and Invention Assignment Agreement, shall be commensurately shortened.

In the event that the Company is sold to or merged into another company or entity and in connection therewith your employment is terminated other than for Cause, and where following such transaction your position, title, compensation and responsibilities are not maintained at a level at least comparable to your position, title, compensation and responsibilities immediately prior to such transaction, all of your outstanding Options then granted shall vest.

If for any reason you become unable to substantially perform all of the duties assigned to you by the Company in connection with your employment, and without limiting any other rights or responsibilities of the parties hereunder or under any other agreement relating to your employment, such condition may at the Company’s discretion result in the payment of only a portion, or none, of your target bonus.

It is expected that you will work at a Company office in Massachusetts and three days per week at the Corporate Headquarter in either New York City or the District of Columbia and will travel as needed consistent with your responsibilities. It is expected that you will commence your employment with us on or about April 1, 2006 or such other date as may be mutually agreed. Please contact Cheryl L. Small; Employment Management Associates LLP, 1065 Avenue of the Americas, 8th Floor, New York, NY 10018; (646) 375-4330 (phone); (212) 584-9151 (fax); csmall@emaassoc.com; prior to then to arrange for your pre-employment processing.

If the foregoing accurately reflects your understanding, please execute and return a copy of this letter to me. If we do not receive a signed copy of this letter back from you within ten business days this offer will automatically expire.

ICx Technologies, Inc.

We are looking forward to having you join us and believe you can make a great contribution to the company. If you any questions please feel free to contact me.

Sincerely,

Hans Kobler
CEO

AGREED & ACCEPTED

17 April ‘06
DATE

ICX TECHNOLOGIES, INC.

AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, NON-COMPETITION

AND

INVENTION ASSIGNMENT AGREEMENT

As a condition of my employment with ICX TECHNOLOGIES, INC., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1. At-Will Employment.

I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY THE PRESIDENT OF THE COMPANY. I ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER OF THE COMPANY OR MYSELF, WITH OR WITHOUT NOTICE.

2. Confidential Information.

A. Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to fulfill my employment obligations, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

B. Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C. Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Inventions.

A. Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

B. Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”). I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

C. Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

D. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

E. Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

4. Conflicting Employment.

I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation or consulting for any direct or indirect remuneration, nor will I engage in any other activities that conflict with my obligations to the Company without the prior written approval of the Board. It is understood that I shall remain a member of the board of directors of Falcon Systems and to the extent applicable QmagiQ, provided that I ensure that such continued responsibilities do not interfere with my responsibilities to the Company and where such board responsibilities do not require more than two business days of my time per quarter, and provided further that if the Company, in its sole discretion, shall reasonably determine that such board responsibilities may interfere with my responsibilities to the Company I agree to promptly resign from such positions.

5. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section 3.D. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.

6. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7. Nonsolicitation. I agree that for a period of twelve (12) months immediately following the termination of my employment relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly hire any employees of the Company or solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity. I also agree that for a period of twelve (12) months immediately following the termination of my employment relationship with the Company for any reason, I will not directly or indirectly solicit, divert or accept business from, or otherwise take away or interfere with, any customer or vendor of the Company, including any person or entity who was a customer or whose business was being pursued by the Company on or prior to the date upon which my employment relationship with the Company terminated.

8. Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit C hereto.

9. Noncompete Agreement.

A. During the term of my employment with the Company and the period of twelve months immediately following the termination of my employment relationship with the Company for any reason or any other amount of time as determined by the Company in accordance with the terms of my employment offer letter (the “Noncompete Period”), I will not, directly or indirectly, for myself or any third party other than on behalf of the Company, without the prior written consent of the Company:

(1) engage in the “Geographic Area” (as defined below) as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, or otherwise of;

(2) have any ownership interest (except for passive ownership of one percent (1%) or less) in any entity whose securities have been registered under the Securities Act of 1933 or Section 12 of the Securities Exchange Act of 1934 or the securities laws of any other jurisdiction of the United States; or

(3) participate in the financing, operation, management, or control of, any firm, partnership, corporation, entity, or business that engages or participates in a “competing business purpose.” The term “competing business purpose” shall mean any business or activity that is in direct competition with the products or services of the Company or its successors in markets specifically pursued by the Company or its successors.

B. The “Geographic Area” shall mean anywhere in the world where Company conducts business.

C. The covenants contained in the preceding paragraphs of this section shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent permitted by law and necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this section are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be, to the extent permitted by law, reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

D. I also acknowledge that the limitations of time, geography and scope of activity agreed to in this noncompete agreement are reasonable because, among other things, (i) the Company is engaged in a highly competitive industry, (ii) I will have access to trade secrets and know-how of the Company, (iii) I will be able to obtain suitable and satisfactory employment without violation of this agreement, and (iv) these limitations are necessary to protect the trade secrets, confidential information and goodwill of the Company.

E. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in this section entitled “Noncompete Agreement.” Accordingly, I agree that if I breach any provision of this section, the Company will have available, in addition to any other right or remedy otherwise available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief. I hereby expressly consent to the issuance of such injunction and to the ordering of such specific performance.

10. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict with the provisions of this paragraph.

11. Consent to Jurisdiction, Waiver of Jury Trial.

A. Each of the parties hereby irrevocably and unconditionally consents to the jurisdiction of any federal or state court of Connecticut sitting in Fairfield County and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be litigated exclusively in such Courts. Each of the parties agrees not to commence any legal proceeding related hereto except in such Court. Each of the parties irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding in any such Court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such Court that any such action, suit or proceeding bought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably waives any right it may have to a trial by jury in any such action, suit or proceeding. Each of the parties agrees that the prevailing party in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be entitled to recover its reasonable fees and expenses in connection therewith, including legal fees.

B. Availability of lnjunctive Relief. BOTH PARTIES AGREE THAT ANY PARTY MAY PETITION A COURT FOR INJUNCTIVE RELIEF AS PERMITTED WHERE EITHER PARTY ALLEGES OR CLAIMS A VIOLATION OF THE ATWILL EMPLOYMENT, CONFIDENTIAL INFORMATION, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT BETWEEN ME AND THE COMPANY OR ANY OTHER AGREEMENT REGARDING TRADE SECRETS, CONFIDENTIAL INFORMATION, OR NONSOLICITATION. BOTH PARTIES UNDERSTAND THAT ANY BREACH OR THREATENED BREACH OF SUCH AN AGREEMENT WILL CAUSE IRREPARABLE INJURY AND THAT MONEY DAMAGES WILL NOT PROVIDE AN ADEQUATE REMEDY THEREFOR AND BOTH PARTIES HEREBY CONSENT TO THE ISSUANCE OF AN INJUNCTION. IN THE EVENT EITHER PARTY SEEKS INJUNCTIVE RELIEF, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS FEES.

C. Voluntary Nature of Agreement. I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

12. General Provisions.

A. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of New York. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Fairfield, Connecticut for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

B. Entire Agreement. This Agreement and the offer letter dated April 17, 2006 sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the President of the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

C. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

D. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of my heirs, executors, administrators and other legal representatives and will similarly be binding upon and inure to the benefit of the Company, its successors, and its assigns. The Company shall have the right to assign its rights and obligations under this Agreement to any affiliate.

(signature page follows)

Date:	4/17/06
Signature

D. MANITAKOS
Name of Employee (typed or printed)

Witness:

Signature

JESSICA BARTLOW
Name (typed or printed)

Exhibit A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

	Title	Date	Identifying Number or Brief Description
1.	HOLOGRAPHIC SCANNING SYSTEM	1/3/95	US PATENT # 5379134
2.	INTEGRATED CRYOCOOLER	5/15/01	US PATENT # 6230498
3.	INFRARED VIDEO CAMERA	11/7/00	US PATENT # 6144031
4.	REFRIGERATION DEVICE	4/23/04	US PATENT PENDING *
5.	LO COST LAMINATE MARIX	5/23/03	US PATENT PENDING *

*	RECENTLY ISSUED.

CORRESPONDING EU / ROW PATENTS ISSUED FOR MANY OF ABOVE

No inventions or improvements

Additional Sheets Attached

Signature of Employee:

Print Name of Employee:	D. MANITAKOS

Date:	April 17, 2006

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Exhibit B

ICX TECHNOLOGIES, INC.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to ICX TECHNOLOGIES, INC., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s At Will Employment, Confidential Information, Non-Competition, and Invention Assignment Agreement signed by me (the “At Will Agreement”), including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the At Will Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that I will conform to all other requirements of the At Will Agreement according to the terms thereof.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

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Exhibit C

ICX TECHNOLOGIES, INC.

It is the policy of ICX TECHNOLOGIES, INC. (the “Company”) to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At Will Employment, Confidential Information, Non-Competition, and Invention Assignment elaborates on this principle and is a binding agreement.)

2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5. Initiating or approving any form of personal or social harassment of employees.

6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company other than an investment of less than 1% of a public company.

7. Borrowing from or lending to employees, customers or suppliers.

8. Acquiring real estate of interest to the Company.

9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

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11. Making any unlawful agreement with distributors with respect to prices.

12. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13. Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

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